U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 27, 2008
AMB PROPERTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)
Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip code)
415-394-9000

(Registrant’s telephone number, including area code)
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 27, 2008, our subsidiary, AMB Property, L.P., entered into a $325 million unsecured term loan credit agreement. We are guarantor of AMB Property, L.P's obligations under the credit agreement. The term loan facility is with JPMorgan Chase Bank, N.A., as administrative agent, Sumitomo Mitsui Banking Corporation, as syndication agent, J.P. Morgan Securities Inc. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners, HSBC Bank USA, National Association, and U.S. Bank National Association, as documentation agents, and a syndicate of other banks.
The term loan facility matures on September 27, 2009 and may be extended at our option for one additional year, subject to satisfaction of certain conditions and the payment of an extension fee equal to 0.20% of the outstanding commitments. At any time within six months of closing, we have the ability to increase available borrowings up to $500 million by adding additional banks to the facility or obtaining the agreement of existing banks to increase their commitments. The rate on the borrowings is currently LIBOR plus 100 basis points. The margin is determined at any given time based on the pricing grid in term loan facility according to the current credit rating of our long-term debt. The credit agreement contains affirmative covenants, including financial reporting requirements and maintenance of specified financial ratios by us and other financial covenants, and negative covenants, including limitations on mergers or consolidations. The financial covenants include, among others, the ratios of total debt to total asset value, secured debt to total asset value and unencumbered net operating cash flow to unsecured debt service and a minimum consolidated tangible net worth. In addition, the term loan facility includes events (including, without limitation, a non-payment under the loan, a breach of warranties and representations in any material respect, non-compliance with covenants by AMB Property, L.P., cross-defaults to recourse indebtedness by AMB

Property, L.P., and us, a change in the majority of our board of directors during any 12-month period or the acquisition by a person or group of 30% or more of our common stock), each of which, if not cured within the time period, if any, specified in the term loan facility would constitute an event of default. Upon the occurrence and continuance of such events of default, the lenders may elect to accelerate the outstanding principal and accrued and unpaid interest under the term loan facility. Further, outstanding principal and accrued and unpaid interest thereon automatically accelerate upon the occurrence of certain other events of default, including without limitation and as described more fully in the term loan facility, the commencement of any voluntary or involuntary proceeding seeking liquidation, reorganization or other relief of the debts of us or AMB Property, L.P. under any bankruptcy, insolvency or other similar law, or if we or AMB Property, L.P. seek at any time to repudiate our obligations under the term loan facility or any related document.
JPMorgan Chase Bank, N.A. is administrative agent and J.P. Morgan Securities Inc. is joint lead arranger and joint bookrunner under our third amended and restated revolving credit agreement, dated as of June 1, 2006. Sumitomo Mitsui Banking Corporation is administrative agent and sole lead arranger and bookmanager under our amended and restated revolving credit agreement, dated as of June 23, 2006, as amended on October 23, 2007. Sumitomo Mitsui Banking Corporation, New York Branch, is administrative agent and sole lead arranger and bookmanager and Sumitomo Mitsui Banking Corporation, Shanghai Branch, is RMB settlement agent under our RMB revolving credit agreement, dated October 23, 2007. U.S. Bank National Association is the trustee under our indenture dated as of June 30, 1998, as supplemented. Additionally, J.P. Morgan Securities Inc. has acted as an underwriter in certain of our offerings and is an agent under our 2006 medium-term note program.
A copy of the credit agreement and the guaranty are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated into this current report by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Credit Agreement, dated as of March 27, 2008, among AMB Property, L.P., JPMorgan Chase Bank, N.A., as administrative agent, Sumitomo Mitsui Banking Corporation, as syndication agent, J.P. Morgan Securities Inc. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners, HSBC Bank USA, National Association, and U.S. Bank National Association, as documentation agents, and a syndicate of other banks.

10.2	Guaranty of Payment, dated as of March 27, 2008, by AMB Property Corporation for the benefit of JPMorgan Chase Bank, as administrative agent for the banks that are from time to time parties to that certain Credit Agreement, dated as of March 27, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: April 2, 2008	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Credit Agreement, dated as of March 27, 2008, among AMB Property, L.P., JPMorgan Chase Bank, N.A., as administrative agent, Sumitomo Mitsui Banking Corporation, as syndication agent, J.P. Morgan Securities Inc. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners, HSBC Bank USA, National Association, and U.S. Bank National Association, as documentation agents, and a syndicate of other banks.

10.2	Guaranty of Payment, dated as of March 27, 2008, by AMB Property Corporation for the benefit of JPMorgan Chase Bank, as administrative agent for the banks that are from time to time parties to that certain Credit Agreement, dated as of March 27, 2008.